Exhibit 99.1

XCEL BRANDS, INC. Receives NASDAQ notice regarding late Form 10-Q filing

NEW YORK, November 27, 2024 (GLOBE NEWSWIRE) -- Xcel Brands, Inc. (NASDAQ: XELB) (“Xcel” or the “Company”), today announced that on November 25, 2024, it received a delinquency notification letter from the Nasdaq Stock Market LLC ("Nasdaq") indicating that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1), because it had not timely filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 (the "Form 10-Q"). The Nasdaq notice has no immediate effect on the listing or trading of the Company's common stock on the Nasdaq Capital Market.

Nasdaq has informed the Company that it must submit a plan of compliance (the "Plan") within 60 calendar days, addressing how it intends to regain compliance with Nasdaq's listing rules and, if Nasdaq accepts the Plan, it may grant an extension of up to 180 calendar days from the Form 10-Q original filing due date, or until May 19, 2025, to regain compliance. The Company intends to file its Form 10-Q as soon as practicable and, in any event, within the 60-day period referenced above, and thereby regain compliance with the Nasdaq continued listing requirements and eliminate the need for the Company to submit a Plan.

About Xcel Brands

Xcel Brands, Inc. (NASDAQ: XELB) is a media and consumer products company engaged in the design, licensing, marketing, live streaming, and social commerce sales of branded apparel, footwear, accessories, fine jewelry, home goods and other consumer products, and the acquisition of dynamic consumer lifestyle brands. Xcel was founded in 2011 with a vision to reimagine shopping, entertainment, and social media as social commerce. Xcel owns the Halston, Judith Ripka, and C. Wonder brands, as well as the Tower Hill by Christie Brinkley co-branded collaboration, and holds noncontrolling interests in the Isaac Mizrahi brand and Orme Live. Xcel also owns and manages the Longaberger brand through its controlling interest in Longaberger Licensing LLC. Xcel is pioneering a true modern consumer products sales strategy which includes the promotion and sale of products under its brands through interactive television, digital live-stream shopping, social commerce, brick-and-mortar retail, and e-commerce channels to be everywhere its customers shop. The company’s brands have generated in excess of $5 billion in retail sales via livestreaming in interactive television and digital channels alone, and over 20,000 hours of live-stream and social commerce. Headquartered in New York City, Xcel Brands is led by an executive team with significant live streaming, production, merchandising, design, marketing, retailing, and licensing experience, and a proven track record of success in elevating branded consumer products companies. www.xcelbrands.com

For further information please contact:

Seth Burroughs
Marketing and Public Relations, Xcel Band, Inc..
347 532 5894
sburroughs@xcelbrands.com